Exhibit 23.1

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 24, 2002 incorporated by reference in UnitedHealth Group Incorporated’s Form 10-K for the year ended December 31, 2001 and to all references to our Firm included in this Registration Statement.

/s/ Arthur Andersen LLP

Minneapolis, Minnesota
May 15, 2002